Exhibit 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (this “Agreement”), effective as of April 14, 2015 (the “Effective Date”), by and between Andalay Solar, Inc., a Delaware corporation, (the “Company”), and Steven Chan (“Executive”) and is amending the Employment Agreement dated as of April 14, 2014 (the “Employment Agreement”), by and between the Company and the Executive. All capitalized terms not otherwise defined herein shall be afforded their definitions as set forth in the Employment Agreement.

WHEREAS, the Company desires to attract and retain qualified executives such as Executive, and to provide such executives with incentives to work towards the long term success of the Company.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Term.  This Agreement shall remain in full force and effect at all times while Executive remains employed by Company.  Upon termination of Executive's employment with Company for any reason other than a termination by the Company for Cause (as defined and described below), this Agreement shall be deemed to be terminated except as explicitly set forth herein.

2. Sale of Company Bonus.

(i) Definitions.  For purposes of this Section 2, the terms below shall be defined as follows:

(A)	"Cause" shall have the meaning set forth in Section 9(a) of the Employment Agreement.

(B)	"Percentage" shall mean 5.5%.

(C)
“Sale of the Company” shall mean the sale by the Company of substantially all of its assets to a third party, the sale by the equity holders of Company of substantially all of the equity of Company to a third party, the merger of the Company with and into a third party and/or any other transaction which results in a change in over 50% of the voting control of the Company.

(D)
“Sale of Company Bonus Conditions” shall mean that either (x) Executive remains employed with Company as of the date of consummation of a Sale of the Company (the "Sale Closing Date"), or (y) Executive’s employment with Company was terminated by Company without Cause during the period beginning on the date on which is one-hundred and twenty (120) days prior to the Sale Closing Date and ending on the Sale Closing Date;

(D)
“Sale Proceeds” shall mean the cash and equity proceeds paid to the Company and/or its equity holders in connection with any Sale of the Company minus (i) all Company indebtedness owing to banks or other financial institutions that is not assumed by the purchaser in such Sale of the Company, and (ii) fees paid by Company to its legal counsel and/or investment bank in connection with such Sale of the Company.

(ii)           Sale Bonus.  In the event of a Sale of the Company, the Company shall, so long as the Sale of Company Bonus Conditions have been met, pay to Executive an amount equal to the aggregate Sale Proceeds (including the value of any equity included within the Sale Proceeds) multiplied by the Percentage (the "Sale Bonus").  The Sale Bonus, if earned as described above, shall be due and owing to Executive no later than 30 days following the consummation of any Sale of the Company.

(iii)           Deferred Sale Proceeds.  In the event that any Sale Proceeds are to be paid to Company or Company's equity holders on a deferred basis subsequent to the Sale Closing Date (whether pursuant to an earn-out, seller promissory note, escrow, hold-back or for any other reason), the pro rata portion of the Sale Bonus which would otherwise have been payable to Executive out of the Sale Proceeds will also be held back until the corresponding additional Sale Proceeds payments are made to Company or Company's equity holders.

3. Severance.

(a) Section 7(a) of the Employment Agreement shall be replaced in its entirety by the following language, “Termination for other than Cause, Death or Disability. If the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability (as defined in Section 9(f) below), then, subject to Section 8, Executive will be entitled to: (i) receive continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for six (6) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures; (ii) if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage for Executive and Executive’s covered dependents for six (6) months from the date of Executive’s termination of employment or such earlier date if Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); and (iii) accelerated vesting as to 100% of Executive’s outstanding unvested stock options pursuant to the Option Plan.”

(b) Section 7(b) of the Employment Agreement shall be replaced in its entirety by the following language, “Termination in the Event of a Change of Control. If upon or within twelve (12) months following a Change of Control (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) the Executive resigns from such employment for Good Reason, then, subject to Section 8, Executive will be entitled to: (A) receive the continuing payments of severance pay as described in Section 7(a)(i) above; (B) receive the reimbursements for Executive’s COBRA premiums as described in Section 7(a)(ii) above; and (C) accelerated vesting as to 100% of Executive’s outstanding unvested stock options.”

4. Assignment and Transfer.  Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

5. Taxes.  Executive understands and acknowledges that (i) neither the Company nor any of its directors, officers or agents has offered or provided to the Executive any tax, legal or other professional advice in respect of the Sale Bonus or any other matter described herein, (ii) Executive is solely responsible for ascertaining and/or paying any and all Federal, state and/or other taxes which may be due and owing in connection with any Sale Bonus, and (iii) any payments received on account of any Sale Bonus will be taxed as ordinary income rather than capital gains.

6. Miscellaneous.

(a) Other Obligations.  Nothing herein shall be deemed to (i) modify or limit in any way any other agreements executed by Company and Executive including the Employment Agreement.

(b) Nondisclosure.  Executive will not disclose the terms of this Agreement to any third party other than Executive's legal and tax advisors.

(c) Governing Law.  This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of California applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to this Agreement.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(d) Entire Agreement.  This Agreement together with the Employment Agreement contains the entire agreement and understanding between the parties hereto in respect of the subject matter hereof.

(e) Amendment.  This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(f) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.

(g) Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(h) Nonwaiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(i) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.  Any counterpart may be executed by facsimile signature and/or electronically scanned signature and such facsimile or scanned signature shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

Andalay Solar, Inc.	Executive
By: /s/ Mark Kalow	By /s/ Steven Chan
Print Name: Mark Kalow	Print Name: Steven Chan